As filed with the Securities and Exchange Commission
                            on February 7, 1996

                                   Registration No. 33-60656


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT
                                   NO. 4
                                    TO
                                 FORM S-8

                          REGISTRATION STATEMENT
                                   Under
                        The Securities Act of 1933

      OPTEK TECHNOLOGY, INC.
                (Exact name of issuer as specified in its charter)


     Delaware                            75-1962405
(State of incorporation)                  (I.R.S. Employer
                                          Identification No.)


                           1215 West Crosby Road
                     Carrollton, Texas 75006
       (Address, including zip code, of principal executive offices)


                 Long-Term Stock Investment Plan
                         (Full title of the plan)


                             Thomas R. Filesi
                                 President
                           1215 West Crosby Road
                          Carrollton, Texas 75006
                       (214) 323-2200
                 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                 Copy to:

                          Christopher M. Hewitt
                           Hewitt & Hewitt, P.C.
                        3100 Monticello, Suite 770
                            Dallas, Texas 75205

Approximate date of commencement of proposed sales to public:
Sales of the securities registered hereunder will occur from time to time after the effective date of this Registration Statement.
PAGE

                             EXPLANATORY NOTE

     The Prospectus filed as a part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 pursuant to Instruction C to Form S-8 and may be used for reoffers or resales of the Company's Common Stock acquired by the person named therein pursuant to the Company's Long-Term Stock Investment Plan.
PAGE

                          OPTEK TECHNOLOGY, INC.



                           Cross Reference Sheet
                 Between Items of Form S-3 and Prospectus
                 Pursuant to Rule 501(b) of Regulation S-K



     Registration Statement
     Item and Heading                   Prospectus Heading


1.   Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus....       Cover Page; Cross Refer-
                                        ence Sheet

2.   Inside Front and Outside Back
     Cover Pages of Prospectus...       Cover Page

3.   Summary Information, Risk
     Factors and Ratio of
     Earnings to Fixed Charges...       The Company; Information
                                        Incorporated by Reference

4.   Use of Proceeds.............       *

5.   Determination of Offering
     Price ......................       *

6.   Dilution ...................       *

7.   Selling Security Holders....       Cover Page; Selling Stock-
                                        holders

8.   Plan of Distribution .......       Selling Stockholders

9.   Description of Securities
     to be Registered ...........       Information Incorporated
                                        by Reference

10.  Interests of Named Experts
     and Counsel.................       *

11.  Material Changes ...........       *

     Registration Statement
     Item and Heading                   Prospectus Heading

12.  Incorporation of Certain
     Information by Reference....       Information Incorporated
                                        by Reference

13.  Disclosure of Commission
     Position on Indemnification
     for Securities Act
     Liabilities.................       Indemnification of Direc-
                                        tors and Officers




*    Omitted as Inapplicable

PAGE

PROSPECTUS
                              396,499 Shares

                          OPTEK TECHNOLOGY, INC.

                               Common Stock

     This Prospectus relates to 396,499 shares of the Common Stock, par value $0.01 per share (the "Common Stock"), of Optek Technol-ogy, Inc. (the "Company"), which may be offered from time to time by the Selling Stockholders named herein (the "Selling Stock-holders"). It is anticipated that the Selling Stockholders will offer shares for sale at prevailing prices in the over-the-counter market on the date of sale. The Company will receive no part of the proceeds of sale made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

     The Common Stock of the Company is traded on the over-the-counter market. On January 23, 1996 the closing bid and asked prices for shares of the Company's Common Stock, as reported by a primary market maker for the Company's Common Stock were $8.00 and $8.75 per share, respectively.

     The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
            THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                    THE CONTRARY IS A CRIMINAL OFFENSE.

      No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

             The date of this Prospectus is January 24, 1996.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to Optek Technology, Inc., 1215 West Crosby Road, Carrollton, Texas 75006. The Company's telephone number at that location is (214) 323-2200.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 219 South Dearborn Street, Chicago, IL 60604; 26 Federal Plaza, New York, NY 10007; and 5757 Wilshire Boulevard, Los Angeles, CA 90036, and copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.

     The Company will furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public accountants.



                             TABLE OF CONTENTS

                                                  Page

     The Company ...............................    3

     Selling Stockholders ......................    3

     Indemnification of Directors and Officers..    5

     Information Incorporated by Reference .....    6





PAGE

                                THE COMPANY

     Optek Technology, Inc. (the "Company") markets, designs and manufactures sensor products based on either of two technologies: optoelectronics or magnetic field sensing (Hall Effect). These products react to changes in infrared light or magnetic fields which indicate physical events such as position, speed or rotation and convert this information into an electrical signal which can then be communicated to control devices such as microprocessors capable of processing and responding to that signal. Because optoelectronic and magnetic sensors operate without physical contact, they are capable of more accurate and reliable measurement and can be used with more sensitive and delicate equipment than standard mechanical or electromechanical devices. These character-istics, combined with increased speed, durability and compactness, have stimulated the substitution of optoelectronic and magnetic sensors for mechanical and electromechanical processors in certain applications.

     The Company was incorporated in Texas in October 1979 as "Crown Semiconductor, Inc." and reincorporated in Delaware in August 1984, changing its name to "Optek Technology, Inc." Its executive offices are located at 1215 West Crosby Road, Carrollton, Texas 75006, a city immediately north of Dallas. The Company's telephone number is (214) 323-2200.



                           SELLING STOCKHOLDERS

     The following table shows the name and position with the Company during the past three years of each of the Selling Stock-holders, the number of shares of the Company's Common Stock beneficially owned by him as of January 19, 1996 and the number of shares covered by this Prospectus:

                               Beneficial                Beneficial
                 Position      Ownership                 Ownership
Selling          With          Prior to     Shares       After
Stockholder      the Company   Offering     Offered      Offering(1)

Thomas R.         President,    245,500     208,500      37,000
Filesi            Chief
                  Executive
                  Officer

Richard G.        Vice          35,889       31,666       4,223
Dahlberg          President,
                  Engineering

Thomas S.         Vice          59,666       49,666      10,000
Garrett           President,
                  Operations
PAGE

                               Beneficial                Beneficial
                 Position      Ownership                 Ownership
Selling          With          Prior to     Shares       After
Stockholder      the Company   Offering     Offered      Offering(1)


William C.        Former        34,334       33,334       1,000
Grunau            Vice
                  President,
                  Worldwide
                  Sales and
                  Marketing

Robert J.         Vice          -               -           -
Kosobucki         President,
                  Worldwide
                  Sales and
                  Marketing

D. Vinson         Vice          73,333       73,333         -
Marley            President,
                  Finance;
                  Chief Finan-
                  cial Officer;
                  Treasurer and
                  Assistant
                  Secretary

(1)   Assumes that all shares offered hereby are sold.


     As of January 19, 1996, the Company had approximately
3,480,366 shares of Common Stock outstanding.

     The Company has been advised by the Selling Stockholders that they intend to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

     The Company has informed the Selling Stockholders that the anti-manipulative Rules 10b-6 and 10b-7 may apply to his sales in the market and has furnished the Selling Stockholders with copies of these Rules and has informed him of the possible need for delivery of copies of this Prospectus.

     In addition, the Company has informed the Selling Stockholders that the Selling Stockholders, and any other persons acting in concert with the Selling Stockholders for the purpose of selling securities of the Company, may reoffer or resale pursuant to this Prospectus up to, but no more than, 34,803 shares of the Common Stock during any three month period.

     There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered by him hereunder.



                 INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law empowers the Company to indemnify its current and former Directors, officers and certain other persons against certain expenses incurred by them in connection with any suit to which they were, are or are threatened to be made parties by reason of their serving in such positions, so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, the power to indemnify does not extend to judgments or settlement amounts and, unless the court determines that indemnification is appropriate, indemnification is not available for the benefit of such persons who are adjudged to be liable to the Company. The statute also empowers the Company to purchase and maintain insurance for such persons with respect to liability arising out of or in connection with their capacity or status with the Company.

     The statute further specifically provides that the indem-nification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or Director may be entitled under any bylaws, agreements, vote of stockholders or disinterested Directors or otherwise. Article IX of the Company's Bylaws provides for the indemnification of Directors, officers and certain other persons within the limitations of Section 145.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
PAGE

                   INFORMATION INCORPORATED BY REFERENCE

     There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Securities and Exchange Commission:

     The Company's Annual Report on Form 10-K for the fiscal year ended October 27, 1995 as filed with the Securities and Exchange
Commission on January 16, 1996.

     The description of the Common Stock contained in the Company's Registration Statement filed under the Securities Exchange Act of 1934 (the "Exchange Act") registering shares of the Common Stock under Section 12 of the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

PAGE

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Optek Technology, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the under-signed, thereunto duly authorized, in the City of Carrollton, State of Texas, on this 31st day of January, 1996.

                              OPTEK TECHNOLOGY, INC.




                              By  /s/ Thomas R. Filesi
                                 Thomas R. Filesi, President
                                 and Chief Executive Officer
PAGE

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                Title                    Date


/s/ Thomas R. Filesi     Director and President     }
Thomas R. Filesi         (Chief Executive Officer)  }
                                                    }
                                                    }
/s/ D. Vinson Marley     Vice President, Finance    }
D. Vinson Marley         (Principal Financial       }
                         and Accounting Officer)    }
                                                    }
                                                    }
/s/ Grant A. Dove*       Chairman of the Board      }
Grant A. Dove            and Director               }
                                                    }
                                                    } January 31,
/s/ Rodes Ennis*         Director                   } 1996
Rodes Ennis                                         }
                                                    }
                                                    }
/s/ Michael E. Cahr*     Director                   }
Michael E. Cahr                                     }
                                                    }
                                                    }
/s/William H. Daughtrey* Director                   }
William H. Daughtrey, Jr.                           }
                                                    }
                                                    }
/s/ Wayne Stevenson      Director                   }
Wayne Stevenson                                     }


     * By /s/ Thomas R. Filesi
          Thomas R. Filesi,
          Attorney-in-Fact